[EXHIBIT 3a TO COLONIAL GAS COMPANY
                FORM 10-K FOR YEAR ENDING 12/31/93]

                  The Commonwealth of Massachusetts

                     MICHAEL JOSEPH CONNOLLY
                       Secretary of State
                                           FEDERAL IDENTIFICATION
   ONE ASHBURTON PLACE, BOSTON, MASS. 02108    NO. 04-1558100

                RESTATED ARTICLES OF ORGANIZATION
              General Laws, Chapter 164 Section 8C

This Certificate must be submitted to the Secretary of the
Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization.  The fee for filing this certificate is prescribed by General Laws,
Chapter 156B, Section 114.  Make check payable to the
Commonwealth of Massachusetts.
                            _________

     We, Eugene P. Hart, President, and Carol E. Elden, Clerk of

                      Colonial Gas Company
                      (Name of Corporation)

located at 40 Market Street, Lowell, Massachusetts 01852

do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on April 19, 1989, by vote of the directors.



     1.  The name by which the corporation shall be known is:

         Colonial Gas Company

     2.  The purposes for which the corporation is formed are as follows:

       To carry on the business of a "gas company" as that term is defined in Massachusetts General Laws, Chapter 164, Section 1.

       To manufacture, produce, process, distribute, use, own, hold, store, sell, supply, furnish, transport, transmit or otherwise dispose of gas (including, without limitation, manufacture, natural or by-product gas), oil, chemicals of any kind or quality, any related products of any of them and the by-products and the residual products of any of them.

     To sell, furnish, distribute, supply and in any manner to use energy, light, heat and power by gas, oil, steam, water or other means.

     To explore, develop, produce, acquire, buy, sell and generally deal in oil or gas producing properties, wherever situated.

     To engage in the sale, rental and installation of gas and other appliances and to engage in gas fitting and installation work.

     To carry on any business, operation or activity which it would have power to conduct itself as a joint venture or partner of, or under any other arrangement with, any other corporation, association, trust, firm or individual.

     To carry on any business, operation or activity through a wholly or partly owned subsidiary.

     To carry on or perform any manufacturing, mercantile, selling, management, service or other business, operation or activity which may be lawfully carried on under Massachusetts General Laws, Chapters 156B and 164, provided that no such service, activity or business shall be prohibited by Chapter 164 or any other applicable provision of the Massachusetts General Laws.

     3. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:



                                         With Par Value


           Class of Stock *       Number of   Par Value
                                    Shares

      Class A Preferred Stock       547,559   $25.00

      Class B Preferred Stock       370,000   $ 1.00

      Common Stock               15,000,000   $ 3.33






* Number of shares and par value of each authorized Class reflects Articles of Amendment effective July 16, 1992.



      4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:


     PREFERENCE, VOTING POWERS, QUALIFICATIONS AND SPECIAL OR
RELATIVE RIGHTS AND PRIVILEGES OF THE SEVERAL CLASSES OF CAPITAL
STOCK OF COLONIAL GAS COMPANY.

                         Preferred Stock

     1. The Class A Preferred Stock, $25.00 par value, and the Class B Preferred Stock, $1.00 par value, may from time to time be divided into and issued in series. The different series of each such class shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined by the Board of Directors as hereinafter provided. In all other respects all shares of Class A Preferred Stock shall be identical and all shares of Class B Preferred Stock shall be identical.

     2. The Board of Directors is hereby expressly authorized, subject to the provisions of these articles, to establish series of Class A Preferred Stock and Class B Preferred Stock, respectively, and, with respect to each series of each such class, to fix and determine by vote providing for the issue of such series.

       (a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors is creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors;

       (b) The dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

        (c) Whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

        (d) The preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon and distribution of the assets of, the corporation;

        (e) The obligation, if any, of the corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

        (f) The terms, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustments, if any;

        (g) The terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

        (h) Such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts.

     3. The holders of any series of Class A Preferred Stock or Class B Preferred Stock shall be entitled to receive such dividends, upon such terms and with such preferences over the Common Stock and any junior series of Class A or Class B
Preferred Stock as the Board of Directors may fix and determine in accordance with this Article.

     4. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of the shares of any series of Class A Preferred Stock or Class B Preferred Stock then outstanding shall be entitled to receive out of the net assets of the corporation, but only in accordance with the preferences, if any, provided for such series, before any distribution or payment shall be made to the holders of the Common Stock and any junior series of Class A or Class B Preferred Stock, the amount per share fixed and determined by the Board of Directors in accordance with this Article upon such terms as the Board may so determine.

     5. The shares of Class A Preferred Stock and Class B Preferred Stock shall have no voting power or voting rights with respect to any matter whatsoever, except as may be otherwise required by law or may be provided by the Board of Directors in accordance with this Article.

                          Common Stock

     Except otherwise provided by law and subject only to the rights and preferences conferred upon the holders of the Class A Preferred Stock, the Class B Preferred Stock and of any class of capital stock hereafter authorized senior to the Common Stock, the holders of the Common Stock shall have and may exercise exclusively all the rights of stockholders of the Company.

     No stockholder shall have any preemptive right to acquire stock of the Company.

     Notice of any increase in the capital stock of the Company shall be given only to such stockholders as are entitled to subscribe therefor.



      5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

                           NONE



      6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:


                      Amendment of By-Laws

     The By-laws may provide that the directors may make, amend or repeal the By-laws in whole or in part, except with respect to any provision thereof which by law, these articles of organization or the By-laws requires action by the stockholders.

                      Power To Be A Partner

     The corporation may carry on any business, operation or activity which it would have power to conduct itself as a joint venturer or partner of, or under any arrangement with, any other corporation, association, trust, firm or individual.

         Limitation of Certain Liabilities of Directors

     No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director notwithstanding any provision of law imposing such liability, except that, to the extent provided by applicable law, this provision shall not eliminate or limit the liability of a director (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law or any amendatory or successor provisions thereto or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date upon which this provision became effective, and no amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

                   CLASSIFICATION OF DIRECTORS

     The number of the members of the board of directors shall be determined in the manner provided in the by-laws of the corporation. The board of directors shall be divided into three classes as nearly equal in number as may be: Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three and, if a fraction is also contained in such quotient, then if such fraction is one-third the extra director shall be a member of Class III and if the fraction is two-thirds one of the directors shall be a member of Class III and the other shall be a member of Class II. Each director shall serve for a term ending at the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending at the annual meeting next ensuing, the directors first elected to Class II shall serve for a term ending at the second annual meeting following the meeting at which such directors were first elected and the directors first elected to Class III shall serve a full term as hereinabove provided. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall die, retire, resign, become disqualified or disabled or shall otherwise be removed.

     For purposes of the preceding paragraph, reference to the first election of directors shall signify the first election of directors following the election of directors at the annual meeting or special meeting in lieu of the annual meeting of stockholders at which this provision is adopted or, if not so adopted, the annual meeting or special meeting in lieu of the annual meeting next following the adoption of this provision. At each annual election held thereafter, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If for any reason the number of directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the board of directors may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto.

     Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, retirement, resignation, disability, removal or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires.

     This provision cannot be amended, altered or repealed without the approval of the holders of at least eighty percent of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for purposes of this provision as a single class.

     This provision is subject to the rights of holders of the Preferred Stock, the Convertible Preferred Stock and any other class or series of preferred stock which may be created to elect members of the board of directors of the corporation pursuant to the provisions of these Restated Articles of Organization applicable to each such class or series of preferred stock.

                  CERTAIN BUSINESS COMBINATIONS

     (i) Except as set forth in part (ii) of this provision, the affirmative vote or consent of the holders of at least eighty percent of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for purposes of this provision as one class, shall be required; (a) for the adoption of any agreement for the merger or consolidation of the corporation with or into any Other Corporation (as hereinafter defined), (b) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all, of the assets of the corporation to any Other Corporation,
(c) to authorize the issuance or transfer by the corporation of any Substantial Amount (as hereinafter defined) of securities of the corporation in exchange for the securities or assets of any Other Corporation or (d) to engage in any other transaction the effect of which is to combine the assets and business of the corporation with any Other Corporation. Such affirmative vote or consent shall be in addition to whatever vote or consent of the holders of the stock of the corporation may otherwise be required by law, the Restated Articles of Organization of the corporation or any agreement or contract to which the corporation shall be a party.

     (ii) The provisions of part (i) of this provision shall not be applicable to any transaction described therein if such transaction is approved by a resolution of the board of directors of the corporation, provided that the directors voting in favor of such resolution include a majority of the persons who were duly elected and acting members of the board of directors prior to the time any such Other Corporation became a Beneficial Owner (as hereinafter defined) of ten percent or more of the shares of stock of the corporation entitled to vote for the election of directors. In considering such transaction, the board of directors shall give due consideration to all relevant factors, including without limitation the social and economic effect on the employees, customers, suppliers and other constituents of the corporation and on the communities in which the corporation and its subsidiaries operate or are located.

     (iii) the board of directors shall have the power and duty to determine for the purposes of this provision, on the basis of information known to such board, if and when any Other Corporation is the Beneficial Owner of ten percent or more of the outstanding shares of stock of the corporation entitled to vote for the election of directors. Any such determination, if made in good faith, shall be conclusive and binding for all purposes of this provision.

     (iv) As used in this provision, the following terms shall have the meanings indicated:

       "Other Corporation" means any person, firm, corporation or other entity, other than a Subsidiary of the corporation, which is the Beneficial Owner of ten percent or more of the shares of stock of the corporation entitled to vote for the election of directors.

       "Subsidiary" means any corporation in which the corporation owns, directly or indirectly, more than fifty percent of the voting securites.

       "Substantial Amount" means any securities of the corporation having a then fair market value of more than $500,000.

     An Other Corporation (as defined above) shall be deemed to be the "Beneficial Owner" of stock if such Other Corporation or any "affiliate" or "associate" of such Other Corporation (as those terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (15 U.S.C. 78a-78jj as amended from time to time), directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock.

     (v) This provision cannot be amended, altered or repealed without the approval of the holders of at least eighty percent of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for the purposes of this provision as a single class.




We further certify that the foregoing restated articles of
organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to
the following articles      None**



     **The foregoing restated articles of organization have been adopted to reflect the elimination of the Class A Common Stock and its conversion into Common Stock in accordance with the terms of the Class A Common Stock and, accordingly, effect no amendments to the articles of organization. In accordance with the terms of the Class A Common Stock and agreements among the Company and the holders of the Class A Common Stock implementing such terms, the Restrictions on Dividends Appplicable to the Class A Common Stock terminated as of January 1, 1989 and each share of Class A Common Stock was converted into and became a share of Common Stock.


IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 19th day of April in the year 1989.


                                   Eugene P. Hart, President

                                   Carol E. Elden, Clerk



                THE COMMONWEALTH OF MASSACHUSETTS


                RESTATED ARTICLES OF ORGANIZATION
             (General Laws, Chapter 164, Section 8c)

                   I hereby approve the within
                restated articles of
                organization and, the filing
                fee in the amount of $200.00
                having been paid, said
                articles are deemed to have
                been filed with me this 20th
                day of April, 1989.


                                   MICHAEL JOSEPH CONNOLLY
                                   Secretary of State


                 TO BE FILLED IN BY CORPORATION


     PHOTO COPY OF RESTATED ARTICLES OF ORGANIZATION TO BE SENT

     TO:







     Telephone:



                                                  Copy Mailed



           [END OF RESTATED ARTICLES OF ORGANIZATION FORM]







                 THE COMMONWEALTH OF MASSACHUSETTS

         OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE

                 MICHAEL JOSEPH CONNOLLY, Secretary

                                           FEDERAL IDENTIFICATION
                                           NO.  04-1558100

            ONE ASHBURTON PLACE, BOSTON, MASS. 02108


          CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
                   A SERIES OF A CLASS OF STOCK

             General Laws, Chapter 156B, Section 26


                           -----------

We, Nickolas Stavropoulos, Vice President and Carol E. Elden,
Clerk of





                         Colonial Gas Company
                        (Name of Corporation)

located at 40 Market Street, Lowell, MA 01853 do hereby certify that at a meeting of the directors of the corporation held on November 9, 1993, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted.


     VOTED, that pursuant to the authority vested in the Board of Directors of this Company by Article Four of its Restated Articles of Organization, a series of Class A Preferred Stock of the Company be and it hereby is created, and the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1. Authorized Amount and Designation. The shares of such series shall be designated as "Series A-1 Junior Participating Preferred Stock" (the "Junior Preferred Stock"). The number of shares constituting such series shall be 100,000 shares and the par value shall be $25.00 per share. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.

     2.  Dividends and Distributions.

       (A) Subject to the prior and superior rights of the holders of any shares of any series of Class A or Class B (collectively, the "Preferred Stock") ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock of the Company (the "Common Stock"), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock.
In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       (B) The Company shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

       (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     3.  Voting Rights.  The holders of shares of Junior
Preferred Stock shall have the following voting rights:

       (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       (B) Except as otherwise provided herein, in the Restated Articles of Organization, in any other Resolution of the Board of Directors of the Company creating a series of Preferred Stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

       (C) Except as set forth herein or as otherwise provided by law, holders of Junior Preferred Stock shall have no voting rights.

     4.  Certain Restrictions.

       (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Company shall not:

          (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

          (iv) redeem, purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

       (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this section 4 purchase or otherwise acquire such shares at such time and in such manner.

     5. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Class A Preferred Stock and may be reissued as part of a new series of Class A Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Restated Articles of Organization, in any other Resolution of the Board of Directors of the Company creating a series of Preferred Stock, or as otherwise required by law.

     6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive, to the extent greater than the foregoing, an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or
(2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion of the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common
Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     8. Redemption. The shares of Junior Preferred Stock shall not be redeemable.

     9. Rank. The Junior Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Company's Preferred Stock that specifically provide that they shall rank prior to the Junior Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

     10. Amendment. The Restated Articles of Organization of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Junior Preferred Stock, voting together as a single series.

     11. Fractional Shares. The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Junior Preferred Stock.



IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 23rd day of November in the year
1993.

                              Nickolas Stavropoulos, Vice President

                              Carole E. Elden,  Clerk



                THE COMMONWEALTH OF MASSACHUSETTS

          Certificate of Vote of Directors Establishing
                  A Series of a Class of Stock


            (General laws, Chapter 156B, Section 26)


I hereby approve the within certificate and, the

filing fee in the amount of $________

having been paid, said certificate is hereby filed

this _________ day of ___________, 19___.



MICHAEL JOSEPH CONNOLLY

Secretary of State


TO BE FILLED IN BY CORPORATION
PHOTO COPY OF CERTIFICATE TO BE SENT


TO:



Telephone


                                                      Copy Mailed


                 [END OF EXHIBIT 3a TO COLONIAL GAS COMPANY
                    FORM 10-K FOR TERM ENDING 12/31/93]